EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW 120 Broadway New York, New York 10271 212-238-3000 www.emmetmarvin.com	Tel: 212-238-3000 Fax: 212-238-3100

October 9, 2008

The Bank of New York Mellon

  as Depositary

101 Barclay Street

New York, New York 10286

Re:	American Depositary Shares representing common shares of Suramericana de Inversiones S.A. Suramericana

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs") representing common shares of Suramericana de Inversiones S.A. Suramericana, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP

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